EXHIBIT 3.5
                       AMENDMENT TO RESTATED ARTICLES OF
                       INCORPORATION, FILED DEC. 23, 2003


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                                WRITTEN CONSENT
                                     of the
                               BOARD OF DIRECTORS
                                       of
                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                      (OCTOBER 15, 2003 Special Meeting)


The undersigned, being all the members of the Board of Directors of the above named corporation, a Colorado corporation (the "Corporation"), hereby consent to and adopt the actions set forth hereafter as the actions of the Board of Directors of New Millennium Media International, Inc.

Whereas, after consideration and discussion it has been determined that it is in the best interest of the Corporation that the Corporation's Articles of Incorporation be amended as shown on Exhibit "A" attached hereto to effect an increase in the number of authorized par value $0.001 common shares from 15,000,000 to 150,000,000. The par value of the common stock shall remain at $0.001 per share. The Articles of Incorporation shall be amended in order to make available additional shares of common stock to raise necessary capital for future corporate development.

Whereby, it is hereby RESOLVED that the officers of the Corporation are directed to execute such documents and take such action as they determine, in their sole discretion, to be expedient and necessary to implement the increase in the number of authorized par value $0.001 common shares from 15,000,000 to 150,000,000.

The undersigned being the only director of the Corporation at this time, hereby waives notice of this meeting and consents to this action without a formal meeting.

IN WITNESS WHEREOF, the undersigned has executed this written consent this 15th day of October 2003.



                                      ------------------------------------------
                                      John "JT" Thatch, President/CEO/Director

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EXHIBIT  "A"

Only Article II as restated hereinafter shall be changed. In all other respects the Articles of Incorporation as stated prior to this amendment shall remain.

                            ARTICLES OF INCORPORATION

                                       OF

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                                   ARTICLE II

                                     CAPITAL

The aggregate number of shares which the corporation shall have authority to issue is fifteen million (15,000,000) shares of which a portion shall be common stock and a portion shall be preferred stock, all as described below.

      "A. COMMON STOCK. The aggregate number of common shares which the corporation shall have the authority to issue is fifteen million (15,000,000), each with $0.001 par value which shares shall be designated as "Common Stock". Subject to all of the rights of the Preferred stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article, the Common Stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Articles of Incorporation, including, but not limited to, the following rights and privileges:

      (i) dividends may be declared and paid or set apart for payment on the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

      (ii) the holders of Common Stock shall have unlimited voting rights, including the right to vote for the election of directors and on all other matters requiring stockholder action. Each holder of Common Stock shall have one vote for each share of Common Stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each holder of Common Stock shall have as many votes for each share of common Stock held by him as there are directors to be elected and for whose election the holder of Common Stock has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

      (iii) On the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all of its obligations and amounts payable in liquidation, dissolution or winding up, and subject to the rights of the holders of Preferred Stock, if any, the net assets of the corporation shall be distributed pro rata to the holders of the Common Stock."